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                                                                EXHIBIT 1A(5)(b)


                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                A STOCK COMPANY
HOME OFFICE: COLUMBUS, OHIO/ ADMINISTRATIVE OFFICE: 4333 EDGEWOOD ROAD, N.E.,
                            CEDAR RAPIDS, IOWA 52499
         (HEREAFTER CALLED THE COMPANY, WE, OUR OR US) - (319) 398-8511

                             AMENDATORY ENDORSEMENT





The Policy to which this Amendatory Endorsement is attached will be amended as follows:

The provision, RIGHT TO EXAMINE POLICY, is hereby amended by the deletion of the provision in its entirety. The following shall be substituted in its place.


          RIGHT TO EXAMINE POLICY. Please examine your policy. Within 10 days after delivery, you can return the policy to the Company or to the Registered Representative through whom it was purchased. This is the Free Look Period. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less withdrawals.


The DEFINITIONS section is hereby amended by the deletion of the Free Look Period definition in its entirety. The following shall be substituted in its place.


          FREE LOOK PERIOD
          The 10 day period following delivery in which the policy can be returned to the Company.


This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached. Furthermore, this endorsement shall supersede any and all terms and conditions of the policy with which it is in conflict.




                        Signed for us at our home office.




                   [SIG]                           JOHN R. KENNY

                  SECRETARY                          PRESIDENT